Exhibit 12.1


                            Computation of
                  Ratio of Earnings to Fixed Charges
                             (in thousands)



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



                              Fiscal Year Ended December 31,
                              -------------------------------


                                   1993        1994        1995        1996      1997
                                   ----        ----        ----        ----      ----

Income (loss) from continuing
 operations before taxes,
 minority interest and
 extraordinary charges             $25,246     $41,840     $(30,926)   $62,012   $36,685

Fixed charges:

   Interest expense (a)              6,973       5,906        6,273      5,767    10,973

   Portion of rental expense
    representative of interest
    factor (b)                         952       1,068        1,276      1,534     1,323
                                     -----      -------      ------     ------    ------

Income (loss) from continuing
 operations before taxes,
 minority interest,
 extraordinary charges
 and fixed charges                 $33,171     $48,814     $(23,377)   $69,313   $48,981
                                   =======     =======     =========   =======   =======

Fixed charges:

   Interest expense (a)              6,973       5,906        6,273      5,767      10,973

Portion of rental expense
 representative of interest
 factor (b)                            952       1,068        1,276      1,534       1,323

Total fixed charges                $ 7,925     $ 6,974     $  7,549    $ 7,301     $12,296
                                   =======     =======     ========    =======     =======

Ratio of Earnings to Fixed
 Charges                             4.19x       7.00x        ---(c)     9.49x       3.98x


(a) Interest expense includes amortization of original issue discount and issue costs related to outstanding long-term debt.

(b) Management deems that one-third of all rental expense is a reasonable approximation of the interest factor in rental expense.

(c) Income (loss) before income taxes, extraordinary items, and fixed charges as computed above were inadequate to cover fixed charges. The amount of coverage deficiency was $30.9 million for the year ended December 31, 1995.

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